Exhibit 10.2

MASTER CONSULTING AGREEMENT

This Master Consulting Agreement (the “Agreement”) is made as of May 13, 2026 and will be effective on May 15, 2026 (the “Effective Date”) by and between Kiniksa Pharmaceuticals, GmbH, a Swiss limited liability company with a business address at Grafenaustrasse 5, 6300 Zug, Switzerland (“Kiniksa”), and Eben Tessari (“Consultant”).

WHEREAS, Consultant’s last day of employment with Kiniksa is May 15, 2026; and

WHEREAS, Kiniksa wants the continued benefit of Consultant's knowledge and expertise; and

WHEREAS, Consultant wants to provide Services (as defined below) to Kiniksa, its designees and affiliates, in connection with its global programs and operations, as provided in and subject to this Agreement;

NOW THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions herein contained, and intending to be legally bound, Kiniksa and Consultant agree as follows:

1.Services.  Kiniksa retains Consultant and Consultant agrees to provide consulting services  (the “Services”) to Kiniksa, its designees and affiliates pursuant to mutually agreed upon specifications, instructions, and guidelines set forth in a work order (each, a “Work Order”), a template form of which (or Work Order 1) is attached hereto in Exhibit A. To Consultant’s best knowledge, Consultant’s performance under this Agreement will not violate or infringe upon the rights of any third party relating to property, contract or employment. Each Work Order and this Agreement shall collectively, independent from other Work Orders, constitute the entire agreement for such Services.  Any changes to the Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and Kiniksa prior to commencement of the changes. Kiniksa may permit its affiliates to enter into Work Orders under this Agreement. Any such Work Order shall be deemed to be entered into under, and subject to, the terms of this Agreement. The applicable affiliate shall be deemed ”Kiniksa” with respect to such Work Order, and shall have all rights and obligations of Kiniksa under this Agreement with respect to the Work Order. Kiniksa shall remain responsible for the performance of, and liable for any breach by, such affiliate.

1.1Performance.  Consultant agrees to render the Services to Kiniksa, or to its designees and affiliates, (a) at such times and places as Kiniksa or its designees and affiliates may direct, (b) under the general supervision of Kiniksa or its designees and affiliates, and (c) in a good and workmanlike manner and in accordance with best industry standards and practices for the performance of similar services.  Consultant will comply with all rules, procedures and standards promulgated from time to time by Kiniksa with regard to Consultant’s access to and use of Kiniksa’s property, information, equipment and facilities.  Consultant agrees to furnish Kiniksa with written reports with respect to the Services if and when requested by Kiniksa. Consultant will process all personal data in connection with the Services under this Agreement in compliance with all applicable laws and regulations, and in line with any other relevant agreements and contractual commitments between the parties in such respect.

1.2Third Party Confidential Information.  Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Services.

1.3No Conflicts. Consultant represents and warrants that Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Services.  During the Term (as defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.  Consultant will arrange to provide the Services in such manner and at such times that the Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

1.4Compliance with Applicable Laws. Consultant shall comply with all federal, state, and local applicable laws and regulations in Consultant’s performance of the Services.

1.5Absence of Debarment.  Consultant represents and warrants that Consultant has not been (a) debarred, convicted, or is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is not subject to any such pending action.  Consultant agrees to inform Kiniksa in writing promptly if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

1.6Non-Referral.  The parties agree that Consultant is under no obligation to solicit, refer, or solicit referrals of patients for any Kiniksa business.  Consultant will not receive any benefit of any kind for making any referrals nor suffer any detriment for not making such referrals.  The parties further agree that no amount paid hereunder is intended to be, nor shall be construed as, an inducement or payment for referral of or recommending referral of patients for any Kiniksa business by Consultant to Kiniksa or by Kiniksa to Consultant.  In addition, the fees charged hereunder do not include any discount, rebate, kickback, or other reduction in charge, and the fees charged hereunder are not intended to be, nor shall they be construed as, an inducement or payment for referral, or recommendation of referral, of business by Consultant to Kiniksa or by Kiniksa to Consultant.  The sole purpose of the fee paid to Consultant hereunder is to pay fair market value for the Services provided by Consultant to Kiniksa hereunder.

1.7Disclosure Requirements.  The parties to this Agreement acknowledge that certain states, the United States government, and/or governments and industry groups outside of the United States and/or the federal government require pharmaceutical companies to disclose information on compensation, gifts or other remuneration provided to physicians and other health care professionals and health care organizations.  Kiniksa may report information about remuneration provided under this Agreement, as required by law or industry group code.  Once reported, such information may be publicly accessible.

1.8Adverse Event Reporting and Product Complaints.  If, during the course of providing Services, Consultant becomes aware of an adverse event or other safety issue that could be related to Kiniksa’s products, Consultant must report such matters to Kiniksa within twenty-four (24) hours of awareness to Kiniksa’s Global Medical Safety team by email at drugsafety@kiniksa.com or phone: 1-833-Kiniksa (1-833-546-4572) in accordance with Kiniksa’s standard reporting policy.  If, during the course of providing Services, Consultant becomes aware of a product complaint related to Kiniksa’s products, Consultant must report such matter to Kiniksa by email at ProductComplaints@kiniksa.com.

2.Compensation.

2.1.Invoices. Consultant shall issue invoices on a monthly basis for Services provided and expenses (without markup) incurred in the previous month. If Consultant fails to submit an invoice to Kiniksa within ninety (90) days following the last day of the previous month during which Services were rendered and expenses incurred, then Consultant waives its right to payment for the Services performed and expenses incurred during such month and Kiniksa is relieved of any obligations to pay for those uninvoiced Services and expenses. Invoices will contain such detail as Kiniksa may reasonably require.

2.2.Fees. Subject to Section 2.1, in consideration for the Services rendered by Consultant to Kiniksa, Kiniksa agrees to pay Consultant the fees set forth in each Work Order. Subject to Section 2.1, Kiniksa will reimburse Consultant for reasonable business expenses (without markup) incurred by Consultant in the performance of the Services. The parties represent and warrant that the fees were determined by the parties through good faith and arms' length bargaining, constitute fair market value for the Services, and have not been determined in a manner that takes into account the volume or value of any business between the parties. Consultant is not required to use or recommend Kiniksa products, and the parties represent and warrant that the fees are not intended to reward Consultant for the use or recommendation of Kiniksa products or to induce Consultant to use or recommend Kiniksa products.

2.3.Payment. Unless otherwise specified in a Work Order, undisputed payments will be made by Kiniksa in U.S. Dollars within forty-five (45) days from Kiniksa's receipt of Consultant's invoice.

2.4.Equity Vesting.

(a)Kiniksa and Consultant hereby acknowledge that Consultant’s performance of Services under this Agreement shall be considered a continuation of Consultant’s performance of services to Kiniksa prior to the Effective Date.

(b)Kiniksa and Consultant further agree that so long as Consultant provides Services pursuant to this Agreement, Consultant shall be considered a “Service Provider” as defined by Kiniksa’s 2018 Equity Incentive Plan (the “Plan”) and any of Consultant’s currently outstanding equity awards granted pursuant to the Plan prior to the Effective Date shall continue to vest during the Term per the terms of their respective award agreements.

(c)For the avoidance of doubt, and subject to Section 2.4(d) below, Consultant’s currently outstanding performance-based equity awards granted pursuant to the Plan prior to the Effective Date shall continue to be eligible to be earned following the Effective Date.

(d)Kiniksa and Consultant further acknowledge that the termination of this Agreement pursuant to Section 6 below shall constitute a Termination of Service as defined by the Plan with respect to the Consultant’s currently outstanding equity awards.

3.Materials; Deliverables.

3.1Materials.  All documentation, information, and biological, chemical and other materials controlled by Kiniksa and furnished to Consultant by or on behalf of Kiniksa (“Materials”) and all associated intellectual property rights will remain the exclusive property of Kiniksa.  Consultant will use Materials provided by Kiniksa only as necessary to perform the Services and will treat them in accordance with the requirements of this Section 3.1.  Consultant agrees that it will not use or evaluate those Materials or any portions thereof for any other purpose except as directed or permitted in writing by Kiniksa.  Without Kiniksa's prior express written consent, Consultant agrees that it will not analyze the Materials, or transfer or make the Materials available to third parties.

3.2Deliverables.  Consultant shall assign, and hereby assigns, to Kiniksa all rights in and to inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, “Deliverables”). Consultant will take all acts and cause to be done all acts as necessary to ensure that all right title and interest in Deliverables is vested in Kiniksa. For purposes of the copyright laws of the United States, Deliverables will constitute “works made for hire,” except to the extent such Deliverables cannot by law be “works made for hire.”  Kiniksa will have the right to use Deliverables for any and all purposes.  During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for any patentable Deliverables, all in the name of Kiniksa and at Kiniksa’s cost and expense.  Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Kiniksa may reasonably request in order to perfect and enforce Kiniksa’s rights in the Deliverables.  Consultant appoints Kiniksa its attorney-in-fact to execute and deliver any such documents on behalf of Consultant if Consultant fails to do so.  Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Services, regardless of whether such Consultant Property is used in the performance of the Services.  Consultant hereby grants to Kiniksa a perpetual, non-exclusive, fully paid-up worldwide license to use Consultant Property solely to the extent required for Kiniksa’s use of the Deliverables. To Consultant’s best knowledge, Consultant’s performance under this Agreement and the Deliverables will not violate or infringe the intellectual property rights of, or its obligations of confidentiality and non-use to, any third party.

3.3Work at Third Party Facilities. Consultant will not use any third party facilities or intellectual property in performing the Services without Kiniksa’s prior written consent.

3.4Records; Records Storage.  Consultant will maintain all materials and all other data and documentation obtained or generated by Consultant in the course of preparing for and providing the Services, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction.  These Records will be “works made for hire” and will remain the exclusive property of Kiniksa. Upon written instruction of Kiniksa, all Records will, at Kiniksa’s option either be (a) delivered to Kiniksa or to its designee, or (b) disposed of, unless such Records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation.  In no event will Consultant dispose of any such Records without first giving Kiniksa sixty (60) days’ prior written notice of Consultant’s intent to do so.  Consultant may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligation of confidentiality.

4.Confidential Information and Publicity.

4.1Definition.  “Confidential Information” means all scientific, technical, financial or business information owned, possessed or used by Kiniksa or its affiliates, learned of by Consultant or developed by Consultant in connection with the Services, whether or not labeled “Confidential”, including but not limited to (a) Deliverables, Materials, scientific data and sequence information, (b) marketing plans, business strategies, financial information, forecasts, personnel information and customer lists of Kiniksa and its affiliates, and (c) all information of third parties that Kiniksa has an obligation to keep confidential.

4.2Obligations of Confidentiality.  During the Term and for a period of five (5) years thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of Kiniksa.  Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information.

4.3Exceptions.  Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)is or later becomes generally available to the public by use, publication or the like, through no fault of Consultant;

(b)is obtained from a third party who had the legal right to disclose it to Consultant; or

(c)Consultant already possesses, as evidenced by Consultant’s written records that predate the receipt thereof.

In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant will give Kiniksa prompt notice thereof so that Kiniksa may seek an appropriate protective order.  Consultant will reasonably cooperate with Kiniksa in its efforts to seek such a protective order.

4.4No Publicity. Consultant must not use Kiniksa’s name, trade name, trademark or other designation of Kiniksa in connection with any product, service, promotion or advertising without the express prior written consent of Kiniksa.

5.Indemnification.

5.1 Indemnification of Kiniksa by Consultant.  Consultant shall defend, indemnify, and hold harmless Kiniksa and its affiliates and their respective officers, directors, agents and employees from and against all liabilities, expenses, and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them, in each case by a third party (each, a “Claim”) to the extent arising from or in connection with: (a) any inaccuracy in any representation or warranty made by Consultant in this Agreement, including, without limitation, any related Work Order; (b) any breach or alleged breach of any covenant or obligation of Consultant in this Agreement, including, without limitation, any related Work Order; (c) any willful misconduct or negligent act, error or omission of Consultant or Consultant’s agents or other representatives; or (d) any breach of any applicable law, rule, or regulation by Consultant in connection with this Agreement.

5.2Indemnification of Consultant by Kiniksa. Kiniksa shall defend, indemnify, and hold harmless Consultant and Consultant’s agents or other representatives, from and against all Claims to the extent arising from or in connection with (i) Kiniksa’s use of the Deliverables or (ii) breach or alleged breach of any covenant or obligation of Kiniksa or its affiliates in this Agreement.

5.3  Indemnification Procedure.  Any Party seeking indemnification under this Section 5 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any possible Claim, and the Indemnitor shall assume and have exclusive control over the defense thereof with counsel selected by the Indemnitor that is reasonably satisfactory to the Indemnitee; provided, however, that the Indemnitee shall have the right to fully participate in any such action or proceeding and to retain its own (additional) counsel at its own expense (provided that the reasonable fees and expenses of such counsel for the Indemnitee shall be paid by the Indemnitor only if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings).  Neither the Indemnitor nor the Indemnitee shall enter into any settlement agreement with any third party without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, unless such settlement: (i) includes an unconditional release of Indemnitee from all liability arising out of such claim; (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of Indemnitee; and (iii) does not contain any equitable order, judgment or term (other than the fact of payment or the amount of such payment) that in any manner affects, restrains or interferes with the business of Indemnitee.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any action, to the extent prejudicial to its ability to defend such action, will relieve the Indemnitor of its obligations under this Section 5, but the failure to deliver notice to the Indemnitor will not relieve the Indemnitor of any obligation that it may have to any Indemnitee hereunder otherwise than as stated in this sentence.  The Indemnitee shall, at expense of the Indemnitor, reasonably cooperate with the Indemnitor and its legal representatives in the investigation and defense of any Claim covered by this Agreement.

6.Term and Termination.

6.1Term.  This Agreement will commence on the Effective Date and remain in effect for one (1) year and thereafter automatically renew for successive one (1) year periods (the “Term”) unless terminated by either party under Section 6.2 of this Agreement.

6.2Termination.  Kiniksa or Consultant may terminate this Agreement or any Work Order at any time upon 10-days advance written notice to the other party.

6.3Effect of Expiration/Termination.  Upon expiration or termination of this Agreement or Services under any Work Order, neither Consultant nor Kiniksa will have any further obligations under this Agreement, except that (a) Consultant will terminate all Services in progress in an orderly and non-disruptive manner as soon as practical and in accordance with a schedule agreed to by Kiniksa, unless Kiniksa specifies in the notice of termination that Services in progress should be completed, (b) Consultant will deliver to Kiniksa any Materials in Consultant’s possession or control and all Deliverables made through expiration or termination, (c) Kiniksa will pay Consultant any monies due and owing Consultant, up to the time of the effective date of termination or expiration, for Services actually performed and all authorized expenses actually incurred, (d) Consultant will promptly refund to Kiniksa any monies paid by Kiniksa in advance for Services not rendered, (e) Consultant will immediately return to Kiniksa all Confidential Information and copies thereof provided to Consultant under this Agreement except for one (1) copy which Consultant may retain solely to monitor Consultant’s surviving obligations of confidentiality,  (f) Consultant will immediately return to Kiniksa any and all equipment and supplies provided to Consultant under this Agreement, and (g) the terms, conditions and obligations under Sections 1.5, 1.8, 3, 4, 5, 6.3, and 7 will survive expiration or termination for any reason.

7.  Miscellaneous.

7.1Independent Contractor.  All Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between Kiniksa and Consultant.  Consultant will have no rights to receive any employee benefits, such as bonuses, options, health and accident insurance, sick leave or vacation which are accorded to regular employees of Kiniksa or its affiliates.  Consultant will not in any way represent itself to be an employee, partner joint venturer, or agent of Kiniksa. Consultant shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Kiniksa.  In performing the Services, the amount of time devoted by Consultant on any given day will be within Consultant’s control, and Kiniksa will rely on Consultant to devote the amount of time necessary to fulfill the requirements of the Agreement in an efficient and timely manner.  Consultant is responsible for providing all equipment and supplies required to perform the Services. In the event Kiniksa provides to Consultant any equipment or supplies in connection with the Services, such equipment and supplies shall remain the sole property of Kiniksa, be used solely for performing the Services and, upon Kiniksa’s request, Consultant shall promptly return to Kiniksa all such equipment and supplies. Upon reasonable notice, Consultant shall meet with representatives of Kiniksa or one of its affiliates at a location to be designated by the Parties. Consultant shall not in any way represent itself to be an employee, partner joint venturer, or agent of Kiniksa.  Consultant shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Kiniksa.
7.2Taxes.  Consultant will be solely and unconditionally responsible for any and all federal, state, or local taxes, social security withholding, and other self-employment tax obligations with respect to payments made to Consultant under this Agreement. Consultant will provide Kiniksa with Consultant’s taxpayer identification number or social security number, as applicable.
7.3Use of Name.  Consultant consents to the use by Kiniksa of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Kiniksa.  Consultant shall not, without the prior written consent of Kiniksa in each instance, use Kiniksa’s name, trademarks, service marks, logos, or any derivations thereof (collectively the “Kiniksa Marks”) in any manner, including but not limited to advertising, publicity, marketing materials, client lists, press releases, social media, or other public disclosures.  Any permitted use shall be subject to Kiniksa’s prior review and approval of the specific form, content, and context of such use.
7.4Assignability and Binding Effect.  The Services to be rendered by Consultant are personal in nature.  Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder.  In no event will Consultant assign or delegate responsibility for actual performance of the Services to any other natural person.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
7.5Notices.  All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure.  Notices to Kiniksa must include a copy to Kiniksa Pharmaceuticals Corp., 100 Hayden Avenue, Lexington, MA 02421, USA, Attention: Legal Department.  Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) business day after sending by nationally recognized overnight delivery service.
7.6No Modification.  This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Kiniksa.
7.7Remedies.  It is understood and agreed that Kiniksa may be irreparably injured by a breach of this Agreement; that money damages would not be an adequate remedy for any such breach; and that Kiniksa will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Kiniksa’s exclusive remedy for any breach of this Agreement.
7.8Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction.  The parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the parties.
7.9Waivers.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement.  Any such waiver must be evidenced by an instrument in writing executed by Consultant or, in the case of Kiniksa, by an officer authorized to execute waivers.
7.10Entire Agreement. This Agreement, and all Work Orders issued pursuant to this Agreement, constitute the entire agreement of the parties with regard to the subject matter, and, with the exception of any written agreement between the parties relating to the disclosure or exchange of confidential information, supersede all previous written or oral representations, agreements and understandings between the parties on the subject matter.
7.11Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.
7.12Counterparts.  This Agreement and any Work Order may be executed in any number of counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic means shall be binding and treated as if they were original signatures.
7.13Headings.  The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

Kiniksa Pharmaceuticals, GmbHCONSULTANT

By: /s/ Daniel Palmqvist By: /s/ Eben Tessari

Name:Daniel PalmqvistName: Eben Tessari

Title:Managing Director

EXHIBIT A

Work Order # 1

This Work Order is made pursuant to the terms of that certain Master Consulting Agreement, dated May 12, 2026 (the “Agreement”), between Kiniksa Pharmaceuticals, GmbH (“Kiniksa”) and Eben Tessari (the “Consultant”). This Work Order is made effective as of May 15, 2026 (“Work Order Effective Date”) and is made a part of and subject to the terms and conditions of the Agreement. All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.

The following terms and conditions apply solely to Services under this Work Order and do not apply to any other Work Order.  In the event of any conflict between the terms of this Work Order, including any Appendix, and the Agreement, the terms of this Work Order shall govern only with respect to the type and scope of Services to be provided. Unless otherwise provided in this Work Order, the Agreement shall govern with respect to all other conflicts.

1.	Services:

Consultant will provide advice and support on matters relating to abiprubart, KPL-387, KPL-1161, KPL-374, KPL-871 and business development opportunities. Consultant will additionally serve as an advisor to the Science and Research Committee, which will include reviewing materials provided to the Science and Research Committee in advance of Committee meetings, attending (in-person or remotely) regularly scheduled Committee meetings and, to the extent Consultant is available, attending (in-person or remotely) ad hoc meetings of Committee members.

2.Compensation:

Services Compensation and Expenses.  For the services described above, Kiniksa shall pay Consultant at the rate of $450.00 per hour (the “Hourly Rate”) for Services actually completed.  For reimbursement for Services, consulting invoices need to reference a valid Kiniksa purchase order number.  Consultant shall bear Consultant’s own day-to-day expenses, such as expenses for local or U.S. telephone calls, faxes and mail, that Consultant incurs in performing services under this Agreement.  Kiniksa agrees to reimburse Consultant for all expenses that Kiniksa has authorized in advance in writing.

Compensation shall not exceed $120,000 (USD) without the prior written approval from Kiniksa.

Purchase Orders.  After full execution of this Agreement, Kiniksa will issue a purchase order via e-mail that covers all designated costs, expenses and compensation to be paid under this Agreement.  In the event that costs, expenses, compensation or any other amount relating to the Services exceeds the amount of the purchase order, prior written authorization is required in advance for such additional amounts in the form of a revised purchase order.  Kiniksa will send Consultant a Purchase Order number in a separate communication for invoices to reference.  Invoices should reference this Agreement, its Purchase Order number, and should be submitted electronically to Kiniksa at AccountsPayable@Kiniksa.com.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned are duly authorized representatives of their respective Parties and have duly executed this Work Order as of the Work Order Effective Date.

Kiniksa Pharmaceuticals, GmbH		CONSULTANT
By:	/s/ Daniel Palmqvist	By:	/s/ Eben Tessari
Print Name:	Daniel Palmqvist	Print Name:	Eben Tessari
Title:	Managing Director	Title: